THE DREYFUS
                                   CORPORATION

TO:               The Board Members of:
                    The Dreyfus/Laurel Funds, Inc.:
                         Dreyfus Premier Balanced Fund
                         Dreyfus Premier Limited Term Income Fund
                         Dreyfus Premier Strategic Income Fund
                  The Dreyfus/Laurel Funds Trust:
                         Dreyfus Premier Managed Income Fund
                         (each a "Fund")

FROM:             James Bitetto /s/
                  Associate General Counsel

                             DATE: October 25, 2006

SUBJECT:   Review of Compliance with Rule l0f-3 Procedures
******************************************************************************

         At the October 25, 2006 Board meeting you will be asked to review certain transactions to determine whether such transactions were consistent with the Fund's Rule 10f-3 procedures. The procedures will be available at the meeting.

         The attached l0f-3 approval forms, completed by the Fund's portfolio managers, describe the transactions and attest to their compliance with various provisions of Rule 10f-3, including, among other things, that:

         1. the securities were either registered under the Securities Act of 1933, government securities, eligible municipal securities, securities sold in eligible Rule 144A offerings, or securities sold in eligible foreign offerings;

         2. the securities were purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering;

         3. the securities were offered pursuant to a firm commitment underwriting;

         4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time; and

5. the securities were purchased from a member of the syndicate other than the affiliated underwriter.

         A representative of Dreyfus will be available at the meeting to discuss any questions you may have regarding the transactions.


                                LEGAL DEPARTMENT
            200 PARK AVENUE, NEW YORK, NY, 10166/TELEPHONE: 922-6000